UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  August 15, 2003

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.   Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about August 22, 2003.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 3, 7, 10, 11, 12, 13, 14, 16, 17, 18, 19, 20, 21, 22, 24, 26, 27, 28, 29, 30, 31, 32, 33, 35 and 37 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED REGARDING SECOND QUARTER 2003 RESULTS

1.             Will you share (again, I think) your plan for new office openings for the remainder of this year and for 2004?  Is there a particular geographic concentration in those openings?  And given that your strategy for new offices is driven by customer demand, should we infer anything specific about your plan relative to the lack of new office openings over the last 18 months (i.e. more relative demand) – or is that trying to read the tea leaves too closely?  What, if anything, should we infer by the “restart” of new office openings?  How will headcount be impacted?

As of mid-August 2003, we plan on a couple of office openings in the United States, at least one in Central America, one in Eastern Europe and several locations in the People’s Republic of China (PRC) which will likely be opened on a satellite basis.

As we have noted previously in this forum, a lack of office openings in the past 18 months has been a function of the absence of customer demand as well as the need for us to solidify the gains we made in 2000 and 2001 while focusing on system and network productivity issues.

If you look at our office openings from the historical perspective, you will note that a slowing in office openings following a concentration of openings is not an uncommon trend although 2002 was the first year that we did not open any full-fledged offices.  That being said, we did open satellite locations in the PRC in areas where infrastructure is still weak, but where available freight is growing. We will most probably do more of these satellite openings.

There is a saying that goes “never confuse motion with progress.”  In the case of office openings, we’d reverse the order a little bit and perhaps say “never confuse progress with motion.”  We’re definitely making a lot of progress in certain areas, particularly in the PRC, the lack of full-fledged office opening motion not withstanding.

As for headcount, we would expect that headcount will rise commensurate with growth.

2.             Any comment on the availability of passenger airline belly space today relative to recent history?  Do you expect that your mix of charters will increase or decrease over the next 1-2 years?

It is generally agreed that passenger airline belly space was less available as a result of what was to this point really a SARS media circus.  People watched or read the media and stopped flying. The direct air carriers were then forced to adjust schedules to match this reduced demand.

This reduction in passenger aircraft belly space did not particularly bother us, and other than a few isolated, short-term situations, we were able to move all of our customers' freight without delay.

As far as charter activity for the next 1-2 years, that would be difficult for us to speculate about.  The dynamics of each particular year have a great deal to do with how we will be able to use charters.  We will charter whenever it makes sense to do so from both a commercial and financial standpoint and it is important to understand that these are two independent criteria.

Chartering is not our first step; rather we use it to augment our scheduled carrier strategy with focused solutions.  Whether it will turn out to be more or less than 2002 certainly remains to be seen.

3.             Is your competition in the intra-Asia region a sub-set of your global competitors or a totally different group of competitors?  Do you consider your opportunity in that region demonstrably different than your opportunity elsewhere?

Our intra-Asia competitors are primarily the usual suspects with the addition of some strong local and regional players.  We see great potential in this market.

Intra-Asia says a mouthful.  Asia covers a vast area and includes a wide spectrum of economies — large developed economies, developing economies and some very solid emerging economies.  As trade with the rest of the world intensifies, these economies are going to grow and the population of the region will become greater users of the sort of consumer goods produced in the neighborhood.  The emergence of large numbers of consumers in these markets will provide intra-regional logistics opportunities that we feel Expeditors is well positioned to serve.

4.             The second quarter operating results appear to indicate a pronounced year-on-year contraction of the ocean freight gross yield (net revenue as a percentage of gross revenue).  This does not come as a surprise given the dramatic rate increases for ocean freight capacity.  However, the clear year-on-year expansion of the airfreight gross yield sets your second quarter performance apart from those of many competitors.  One competitor in particular experienced airfreight gross yield contraction across most regions during the first half of 2003 (although it is not clear to what extent this was a reflection of company-specific operating costs as this detail is not provided).

•                  How much of your airfreight gross yield performance in the second quarter is a reflection of (1) your customer portfolio and approach to the market versus (2) the available quantity of airlift capacity in key trade lanes?

•                  To what extent, if any, have the following had on airlift capacity pricing:

•                  the addition of freighter capacity during the SARS crisis

•                  the gradual reintroduction of passenger belly capacity as SARS fears began to recede and passenger travel began to recover

•                  Are there any other major factors that played a role in your strong airfreight gross yield performance?

This question was a classic “pick off” move.  As we started to read, we got all set to answer an ocean question and you whip around with an airfreight volley.  You nearly caught us leaning, but here goes.  Airfreight yields, as they are reported in our financial statements, are a combination of several factors representative of the ongoing clash between market forces and commercial limitations.

The magnitude of margin change, in and of itself, is not significant to us.  That it was not negative is more a function of maintaining that sensitive equilibrium between what is acceptable pricing to customers and what we are able to pay our air carrier vendors.  The margin change is a reflection of increased efficiencies in how we manage and purchase our ground handling (pickup and delivery, container freight station fees, and etc.) services. There has been a lot of focus and noticeable improvements over the last year in these areas.

5.             One of your global competitors managed to expand its ocean freight gross yield by a significant margin year-on-year despite the dramatic rate increases.  Why was Expeditors not able to produce the same result in the second quarter of 2003?  Is this a function of scale or concentration within specific trade lanes?

Positions on dominant trade lanes and mix of freight are probably the best explanation to your question.  The competitor, whom you mentioned by name in your email, deals in a different market and in entirely different trade lanes.  Having come this far in the answer, we realize that we have violated our own rule about speculating as to why we are different than our competitors. Truth is that we don’t care.

In the final analysis, we can only say that our margins were down year-over-year because of the timing of the introduction of the May 1st rate increases to our customers.  Ideally, we would like to pass these along immediately, but unfortunately for our ocean margins this did not happen this year. This lag in timing was the reason for the diminished second quarter 2003 ocean yields.

Your question is why this didn’t happen to a competitor; we really can’t comment and you probably wouldn’t want to rely on anything we said if we did.

6.             Any foreign currency impact in second quarter results?

Approximately $500,000 in currency gains was included in “Other Income” for the second quarter of 2003.

7.             You didn’t comment on the overall outlook for the third quarter of 2003.  Could you?

Given that we are just one month into the third quarter of 2003, there is not a lot we can say.  The information that we do have for the month of July 2003 is encouraging, but nobody should be tempted to call a third quarter from one month.  Frankly, consensus assumes three encouraging months.  One down, two to go.

8.             Could you comment on the second quarter 2003 trends—April vs. March; May vs. April; June vs. May and July vs. June?

From a month-to-month standpoint, things were stable and consistent from a growth perspective.  It was a strong quarter without a lot of peaks or spikes in any particular month.

9.             Has Expeditors ever taken a “one-time” or “non-recurring” charge?

No, at least not in the sense that we think you meant in this question.  We have not had a “non-recurring” or “one-time” charge of a material nature such that it needed to be highlighted in our MD&A nor have we ever used these labels in a financial press release.

The fact that a charge can be said to be “non-recurring” or “one-time” is soothing spin designed to show just how good the quarter could have been were it not for the bad things that occurred somewhere in the financial past.  Like the equally destructive notion of the “non-cash” expense, these are labels we avoid.

As a normal part of the accounting process, there are balance sheet items in any company that reach a point where the most appropriate treatment is to record a debit in the income statement to close the transaction.  While technically these adjustments are “non-recurring” or “one-time,” the amount of the charge has never been sufficiently material such that disclosure was either required or was necessary.

10.          Perhaps this is just a meaningless rounding difference, but it seems unusual for same-store operating income to grow faster than total operating income.  Does this indicate an increased level of investment in the business?  If so, what type and where?

What we have here is a failure to communicate, because it does not seem unusual to us that same-store operating income grew just a little faster than total operating income.  The same-store operating income is calculated by removing the results of start-up branches from total operating income.  If the start-up branches have a loss for the period, removing this loss creates stronger same-store growth.

There has been no real increased level of investment, per se.  We continue to make system and productivity investments throughout the network.

11.          With labor expenses as a percentage of net revenue flat sequentially, does this imply an investment to prepare for future growth or simply a timing issue?

A little bit of both actually.  We have added personnel in our information technology area to support the migration of our software to a new generation of servers.  In addition, as part of our initiatives in Europe, we closed a distribution center that was part of our Rotterdam branch, retooled one office in the UK and consolidated a suburban branch into our London-Heathrow office.

The European moves involved statutory redundancy payments made to employees whose jobs were displaced in the process.  As we have said before, you don’t hire Europeans, you adopt them.  In instances where redundancy payments are required, they can be significant.

Finally, in the interest of complete disclosure, we need to note that there were higher costs for health insurance included in this number as it relates to U.S. employees.  As a company, we pay nearly $1,000 per U.S. employee per month to provide medical, dental and vision insurance to the employee, his or her spouse, and to any dependants.  The employee is not required to pay any portion of the monthly insurance premium.  We know that this is a pretty significant benefit in this day and age.  Healthcare premiums increased nearly 30% in 2003, a component of which manifested itself in the second quarter.

12.          Can you talk about the decline in brokerage and import services gross margins?  Is there any trend here we should keep in mind or just typical quarter-to-quarter type movement?

Five years ago, there was no such thing as a “margin” in the brokerage and other import services product.  Looking back on this with your question in mind, we know that those were really the good old days.   Revenue and net revenue were identical and all was right with the world.

When we began to report certain ancillary services on a gross rather than a net basis, one of the consequences was that the identity between revenue and net revenue was broken and a “margin” for the brokerage and other import services product was born.  While we are regularly questioned about margins in the air and ocean product, this is the first time we have been asked to explain the meaning behind margin fluctuation in brokerage and other import services product.  To be clear: it is our view that there isn’t one.

Many different things contribute to the fluctuation of this meaningless measurement.  Things like the mix of the brokerage business (who routes and pays for deliveries) and operating foreign currency gains and losses can change between periods and our “margin” fluctuates.  Total net revenue is what is important.  Changes to net revenue are important, but this sort of “margin” analysis is meaningless.

Let us give you one example of a change in our business practices that causes the “margin” to decline.  While a decline in almost anything good is likely bad, we don’t think that this is the case with the cause of the “margin” decline in this example.

In our warehouse and distribution product, two business models exist.  One involves Expeditors supplying the facility and the labor while the other utilizes third party space and labor.  The second option is really much the same as the air and ocean services we provide and is preferable since Expeditors has much less risk with this option.  This all is relevant to our discussion because with this second option, the costs of the third party space and labor are deducted from revenue when calculating net revenue from warehouse and distribution services.

When we provide the same services from an Expeditors facility using Expeditors labor, revenue and net revenue are the same and these costs are subtracted from net revenue in arriving at operating income.

Since minimizing assets at risk is important around here, we prefer to use the outsourced facility and labor model.  We encourage the correct option by calculating our management fee as a percentage of net revenue.  A branch that uses outsourced labor and facilities has less net revenue and therefore pays a smaller management fee.  This results in a larger bonus and that’s the incentive that minimizes our exposure to idle capacity.  So far so good.

Now in addition to having a lower management fee and reducing assets at risk, the branch that converts business to outsourced labor and facilities will also have a lower gross “margin” even though the costs of labor and facilities are now an incremental rather than a fixed expense.  All of which is to say that lower gross margins are very desirable in this example.

13.          Ocean yields were presumably squeezed due to the May 1st rate increases.  Is there any reason to think ocean yields will continue to go lower?

At this point in time, mid-August 2003, we expect ocean yields to stabilize.  We are not expecting the ocean yields to go any lower.

14.          Could you tell me whether customer demand for contracts (versus spot) is on the increase for air forwarding, and if so, are the contracts typically one year or less, do they include fixed prices for customer?

This question is difficult to answer because we think we understand what you’re asking, but we are pretty sure you didn’t ask your question well.  In fact, this is the reason we didn’t answer this one the first time you sent it in.  If the answer below is not what you are looking for, please revise the question instead of once again resubmitting it in this form.

Let’s try an explanation as a way of getting to the answer.  Most customers with whom we do business, regardless of whether we have a “contract” or not, have some kind of mutually-agreed rates for our services.  Absent any kind of market force interruptions, they expect that they will be billed according to the quoted rates. These rates are adjusted from time to time as market forces impact pricing—basically the old supply and demand thing.   In this sense, there are really very few customers that deal with us on a “spot” basis, as we think you meant to ask in your question.

However, since we are not the exclusive provider for most of our customers, the customers are able to work a “spot” market through vendor selection.   It is only with a particularly large shipment or program that customers actually enter a true spot market in the conventional sense.

There is a trend by some customers to request year-long contracts, but even these agreements typically have mechanisms within the contracts to pass on rate increases that are a result of peak season surcharges and normal rate increases related to market activity.

A customer-drafted contract obligates the customer to purchase nothing; rather these agreements set forth an operating framework in the event that the customer elects to use the contracted forwarder.  Without a mechanism to move the quoted price to market, these contracts only guarantee that the service supplier will be used in unprofitable market situations.

15.                               Is ocean carrier pricing stickier than expected in terms of the price increases taken earlier in 2003?

Given a difficult period of time for the global economy, the rate increases imposed by the asset-based carriers were difficult for many customers to commercially absorb as quickly as they were imposed.  The reality of the situation was that passing on these ocean increases required that we work more closely with our customers this time than we have ever had to with prior rate increases.  As to the viscosity of the rate increases, all in all, this went about as we would have expected.

16.          Would you kindly provide added insight on the factors you believe contributed to relatively soft year-over-year airfreight volume and higher airfreight yields in the second quarter of 2003 (shipper demand, carrier capacity, etc.)?  How has this changed in the early part of the third quarter of 2003?

At this point it is too early to comment on the third quarter of 2003.  Our internal explanation for this soft demand and higher yields in the second quarter of 2003 is the convergence of several separate circumstances.  Some major pieces of this mosaic were:

•              A lot of airfreight in the prior year due to shippers’ motivation to move as much freight as possible before the July 1, 2002 deadline for the anticipated port labor disruption.  This bulge affected not only the ocean shippers, but also the air shippers.  They responded to concerns that a port strike would increase airfreight rates and disrupt service by opting to ship early and carry more “buffer” inventory during a period of uncertainty.  This of course was not the case in the second quarter of 2003.

•              Softness in the global economy in the first half of 2003.  Analyzed in context, there were a number of things this past quarter that contributed to shippers taking a cautious viewpoint towards the future.  Whether or not this was the correct thing for them to do still remains to be seen.

•              More efficient ground handling and pickup/delivery routines.

•              A lot of great work in the Far East managing our customers logistics needs in a very mercurial and, literally, dangerous market.

17.          Would you kindly provide added color on the factors you believe contributed to relatively strong year-over-year ocean freight volume and lower yields in the quarter (shipper demand, carrier capacity, carrier price increase, etc.)?  How has this changed in the early part of the third quarter of 2003?

The yield and volume questions have been addressed in other answers. While we are not yet able to comment on the quantitative increase in ocean volumes in the third quarter of 2003, qualitatively, the trend in favorable volumes seems to be continuing.

18.          Can you share any feedback regarding the recent and near-term future tone of business received from customers in Expeditors’ key end markets (e.g., computer and office equipment, electronics, retail)?

Computer and office equipment both seem to have more strength relative to 2002.  As we have said before, there still remains quite a ways to go before we return to the levels of activity that we saw pre-2001.  A good year for retailers is one without extensive markdowns, but this happens long after the freight has reached the United States.  From what we see, people continue to buy and ship clothing.

19.          For the past couple quarters the tax rate has been running slightly lower than last year.  What factors have contributed to this and are the lower rates likely to persist for the remainder of the year?  What is a reasonable tax rate range to forecast for 2004?

In the interest of time and efficiency, we will refer you to response number 13 in our 8-K filed on May 19, 2003.  There we give the answer to your question as likely to be 36% for the remainder of 2003.  We also gave the reason for this lower tax rate although you were apparently not the only analyst to miss this explanation.  It wasn’t funny, but it did have the information you are seeking.

20.          Is it correct to assume that most of the increase in other income is rental income from property awaiting sale?  If no, what are the factors leading to this increase?  If yes, do you have any thoughts on timing of a sale, which may be useful for forecasting purposes?  Additionally, is there likely to be a noticeable gain or loss on the sale?

The answer to your first question is yes and no.  Yes, it is rental income, and no it not from property awaiting sale.  Approximately $675,000 of the other income in the second quarter of 2003 was derived from the rental income, net of associated depreciation, coming from our UK and San Francisco properties purchased within the last nine months.

We are waiting for the existing leases to expire and then we will begin redevelopment.  We have no plans to sell either property, but we do get unsolicited offers that we decline.

We expect to begin redevelopment of the San Francisco property such that a new facility will be available as our existing leases expire in December 2005.  The rental income from this property will end effective November 2004.

The Heathrow lease, which has much greater rental income, will run for nearly 5 to 6 more years and then redevelopment will begin.

21.          Both revenue and profitability grew dramatically in Europe in the second quarter of 2003. We were pleased to see this continued sequential improvement in Europe’s performance following the leadership change.  Is the focus here expanding the customer base to capitalize on the significant import activity from Asia? Can you also elaborate on the additional action steps taken which have contributed to past and likely future improvements in Expeditors’ European performance? Can you explain how you have achieved such rapid success?

Our focus is somewhat more than merely capitalizing on the significant import activity into Europe from Asia.  It involves leveraging the same carrier relationships we use on our Far East to North America business to provide competitive opportunities.

While we have always known this potential existed, for far too long, we did not focus in the way that we should have—for reasons that are fortunately now no longer relevant.  With a great deal of effort we completely revamped our sales efforts in Europe related to this important import market.  In a very short time, we have nearly doubled our year-over-year freight volumes moving between Europe and the Far East.  We think that we can continue this trend.  It is not finished, but we like the direction we are heading.

As to rapid success, we have to disagree.  We have just harvested the first small crop from our European apple orchard (see question 6 from the 8-K filed August 9, 2002).  There is still a lot of work to be done, but these trees should now be positioned to bear fruit for many seasons to come.

22.                               Any new thoughts on the reinvestment of Expeditors growing cash balances?

We continue to study this issue.

23.          On the update front, has Expeditors acquired any shares under its current discretionary repurchase authorization?

We have not acquired any shares under our discretionary repurchase authorization.

24.          It is my understanding that Xxxxxx Cargo is adopting a more “dynamic” (their word, not ours) pricing strategy in an effort to better tie rates to fluctuations in demand.  While I would expect such an airline pricing strategy will be highly transparent, and hence, easily passed through to your shipping customers, recently learning about this and other carrier initiatives did give rise to a broader question:  While change is the norm, I was wondering if you are seeing any shift in strategy with respect to how air carriers price and/or market air cargo services?  What do you see as the most significant changes occurring in commercial passenger carriers’ approach to this business?

The commercial airline industry is passing through an unprecedented traumatic and chaotic period of time.  Axioms of operation are simply “out the window” and airline management is trying a variety of initiatives to stabilize their revenue streams and maximize their efficiencies.

Carriers are becoming focused on continuous profitability and have become more selective about the markets they serve and the business they seek.  Cargo, long neglected or ignored, has achieved more prominence within the organization and is now recognized as a stable source of income often more reliable than the passenger side.  Boxes, after all, don’t read newspapers and they are always willing to fly.

As owners of assets, airlines all seem to have the same objective: enhanced and efficient utilization of available aircraft.  To us this boils down to “keep it full and keep it flying.”  Profitability is really what any airline initiative is all about.  We think that carriers should be looking with favor at forwarders who meet their space commitments, are financially viable and don’t shave weight as a standard operating procedure as favored partners.  Call it dynamic pricing if you must, but the three things we just listed would go a long way to supplying carrier cargo profitability.

25.          Please compare the profitability in your ocean freight and airfreight businesses. Do the businesses have a significant difference in net margins?

We have more airfreight business than ocean freight business.  However, the ocean business, at the operating income line, is actually more profitable on a net revenue basis than is airfreight.  This is to say that $1 of ocean freight net revenue creates more operating income than $1 of airfreight net revenue.

From a quantity standpoint, a kilo of ocean freight can be up to 16 times cheaper than a kilo of airfreight, but ocean freight is actually sold by the “cubic meter” and not by the kilo.  Accordingly, a blanket comparison is difficult, as density and volume factors of the commodity have a much more direct impact.

All this having been said, it is important to note that airfreight and ocean freight play well together and the two businesses do not cannibalize each other.  There is a reason most commodities that move by air were designated as such (high value, time definite or time critical) and those moving by ocean (bulky, lower value with less critical or more predictable lead times) move on the water. These products co-exist very well in our branches and in our company.

26.          Please explain your strategy of having such a large cash balance. $2.60 per diluted share seems like a high level of cash. Would you consider giving a portion of this to shareholders through an increased dividend or a special one-time dividend?

We think we’ve answered this question previously and think we even touched on the answer earlier in this effort. The amount of cash we currently have is really a result of our profitable operations and not any sort of special cash strategy.   We constantly evaluate our options with respect to uses of cash and we have recorded your vote for a huge one time dividend.

27.          You mentioned that Expeditors consolidated the Luton, U.K. office into the London office.  Are there other consolidation opportunities that are imminent?  And are the efficiencies that are associated with these consolidations material?

No and no.

28.          To what degree were ocean yields impacted by recent price increases versus the strong demand Expeditors experienced in the second quarter of 2003?  What is your assessment of available ocean capacity relative to the usual summer period?

Ocean volumes for April and May 2003 were very strong—as we noted last month.  Our June 2003 volumes were up 27%.  Yields were reduced by the May 1st carrier rate increases.  Ocean capacity appears to be tightening, as we would expect at the beginning of any third quarter.

29.          What sort of airfreight price increases have you experienced this year and what are your expectations for the second half of the year?  Please compare airfreight pricing to ocean freight pricing, which appears more structured around the May 1st contract renewal date.

Airfreight pricing typically rises in the last part of the year through peak-season adjustment factors although this market is much less predictable than the regulated ocean arena.  Airfreight pricing has been stable despite some variation in the market.  As seasonal demand starts to increase, and it appears to have done so, airlines will begin to increase pricing.  In some instances, these increases come with just a few weeks notice and can be substantial in size.  As carrier rates rise, rates to customers also begin to rise.

30.          A large competitor of yours has complained of net revenue margin “pressure” in the Asian market (essentially air volume growth slowing, but capacity not becoming commensurately cheaper).  This did not appear to be the case based on Expeditors’ second quarter 2003, however given the slowing volume trends (I believe Expeditors stated that June 2003 volume comparisons went negative), would you say that the trend in pricing for capacity has or has not been similar to past periods of slowing demand trends?

We think that the trend in pricing has been somewhat the same.  We would also note that while it did not directly impact our ability to execute, the SARS situation and its impact on belly space might have affected rates generally.

31.          Other, below the line income of $1.1 million seemed to be above what this line item tends to normally be in any one quarter. Was there anything in the second quarter of 2003 that boosted this line item that will not recur going forward?

We agree that rental income won’t last forever, just another 5 or so years, which seems to be nearly a lifetime if you are waiting for a new building.

32.          The other operating expense line item of $16.2 million was down from $16.7 million in the first quarter of 2003.  Were there costs taken out in the second quarter that will not recur, or something else causing this decline?

There were some normal cost reductions, but we also benefited from lower bad debt expense as we began receiving payments on a European account that we had previously thought was unrecoverable.

33.          Is your budget for capital expenditures for 2003 still around $30-$35 million?  If so, given only $9 million in capital expenditures through the second quarter, what large expenditures are you budgeting for in the second half of the year?

The strict answer to your question is that at this time the capital expenditures budget for 2003 is still within the range you cite.  As to where the money may go, we know that we will have some additional computer hardware, additional leasehold improvements and some other ongoing equipment purchases.  Around here, budget is only budget.  If we can’t spend it all, we won’t.

34.          Could you give us an idea of how much of the new ocean forwarding revenues are coming from ocean forwarding vs. NVOCC vs. ECMS?

In the second quarter of 2003, NVOCC was approximately 79% of our  ocean net revenues, ocean forwarding was approximately 5% of net revenue and the remaining 16% was net revenue from ECMS.

35.          Please discuss the Bureau of Customs and Border Protection’s proposed rules regarding advance electronic presentation of airfreight data and its potential impact on Expeditors’ operations.

As had been widely anticipated, advance presentation of airfreight manifests will likely be required as of December 1, 2004, but it is possible that just like the ocean rules some grace period will be allowed before full enforcement begins.  Having survived this same requirement for ocean, albeit it with different timing elements, we think we are very well prepared to address these new regulations applicable to our air operations.  It will require system changes, but these are changes we think we’re comfortable addressing.

36.          Does Expeditors expect to incur incremental costs to comply with the Bureau of Customs and Border Protection’s proposed rules?

There will be some additional programming costs, which we think will be relatively immaterial, and some start-up costs, which always occur when we implement new procedures.  These costs are not very quantifiable, but they likely will not be particularly long-term.

37.          How many new offices were opened during the second quarter of 2003?  Where are these new offices located?

No new offices were opened during the second quarter of 2003. As noted above, one suburban office was closed and consolidated into our London-Heathrow office.

38.          How much net revenue is currently generated from point-to-point domestic U.S. airfreight movements?  What are the gross and net operating margins for U.S. domestic airfreight moves?

The amount of freight that currently moves exclusively to and from destinations in the U.S. is very nominal.  The amount of freight that we have moving on domestic legs of a bigger international movement is substantial.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

August 14, 2003	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

August 14, 2003	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President- Chief Financial Officer and Treasurer